U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2007

UCN, INC.
(Exact name of registrant as specified in its charter)

0-26917
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065
(Address of principal executive offices)

(801) 320-3300
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01	Other Events

As previously disclosed in the periodic reports of UCN, Inc., in May 2006, UCN entered into a revolving credit and term loan agreement with ComVest Capital LLC, which included a convertible term note with a principal balance of $3.38 million convertible to common stock at the rate of $3.00 of principal or interest for one common share. At that time we issued a warrant to ComVest Capital to purchase 330,000 shares at an exercise price of $2.75 per share that expires May 23, 2011. In February 2007, we issued to ComVest Capital an additional warrant to purchase 55,000 shares of UCN common stock at an exercise price of $2.90 per share that expires May 23, 2011.

On April 18, 2007, ComVest Capital exercised its right to convert the term note to common stock. UCN issued 1,126,664 shares of common stock on conversion of approximately $3.38 million in principal amount of the convertible term note and paid, in cash, $15,209.97 of interest and $2.31 on a fractional share to ComVest in complete payment and satisfaction of that note. The shares of common stock issued to ComVest Capital were previously registered for resale under a registration statement on Form S-1 filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

Exhibits

Attached to this report as Exhibit 99.1 is the release entitled “UCN Announces ComVest Converts Term Debt,” dated April 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: April 23, 2007	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer